EXHIBIT 99.1

      Robert Mondavi Corporation Recognizes Accounting Impact of
                           Merger Agreement;
    Recapitalization, Restructuring and Step-up Charges are Reduced
                 from $105.9 Million to $32.7 Million

    NAPA, Calif.--(BUSINESS WIRE)--Nov. 15, 2004--The Robert Mondavi Corporation (Nasdaq:MOND) said today that its first quarter fiscal 2005 results have been revised to reflect the suspension of many of its previously announced restructuring initiatives as it seeks shareholder approval of a merger with Constellation Brands, Inc. (NYSE:STZ).
    On October 27, 2004 Robert Mondavi Corporation reported a net loss of $(57.7) million for the quarter ended September 30, 2004, which included $105.9 million in pre-tax net charges. The company is now reporting a net loss of $(12.8) million for the quarter, or $(0.78) per diluted share, compared to net income of $9.8 million, or $0.60 per diluted share, during the same period a year ago. This year's first fiscal quarter now includes $32.7 million in pre-tax net charges, or $1.22 per diluted share, which are comprised of $11.4 million in employee severance, $8.1 million in banking, legal and reporting fees, $7.0 million in fixed and other asset impairment charges, and $6.2 million in inventory write-downs and step-up charges. A detailed list of the charges follows the Financial Highlights. Last year's first fiscal quarter included $0.9 million in pre-tax net gains, or $0.04 per diluted share. Excluding the aforementioned charges and gains, first fiscal quarter adjusted earnings are now $0.45 per diluted share, compared to $0.57 per diluted share a year ago and to the company's previously issued guidance of $0.33 per diluted share.
    Robert Mondavi Corporation produces and markets fine wines under the following labels: Woodbridge Winery, Robert Mondavi Private Selection, Robert Mondavi Winery, La Famiglia, Kirralaa, Byron Vineyards and Winery, Io, Arrowood Vineyards and Winery and Grand Archer by Arrowood. The company also produces Opus One, in partnership with the Baroness Philippine de Rothschild of Chateau Mouton Rothschild of Bordeaux, France; Luce, Lucente, Danzante, and the wines of Tenuta dell'Ornellaia, in partnership with the Marchesi de' Frescobaldi of Tuscany, Italy; and Sena and Arboleda, in partnership with the Eduardo Chadwick family of Vina Errazuriz in Chile. In addition to the partnership wines, Robert Mondavi Imports represents the wines of Marchesi de' Frescobaldi, Attems and Caliterra in the United States.


                                                   Three Months Ended
                                                      September 30,
                                                   -------------------
                                                      2004      2003
                                                   --------- ---------
Cases sold                                            2,166     2,130
Net revenues                                       $105,115  $103,937
Cost of goods sold (1)                               69,270    61,924
                                                   --------- ---------
Gross profit                                         35,845    42,013
Gross profit %                                         34.1%     40.4%
Operating expenses (2)                               30,728    28,730
Special charges (3)                                  26,542        --
                                                   --------- ---------
Operating (loss) income                             (21,425)   13,283
Other (income) expense:
    Interest, net                                     5,106     5,540
    Equity (income) from joint ventures              (5,383)   (8,006)
    Other                                              (423)      240
                                                   --------- ---------
(Loss) income before income taxes                   (20,725)   15,509
(Benefit) provision for income taxes                 (7,876)    5,661
                                                   --------- ---------
Net (loss) income                                   (12,849)    9,848
Weighted average number of shares outstanding --
 Diluted                                             16,455    16,404
(Loss) earnings per share -- Diluted                 $(0.78)    $0.60

Net cash flows from Operating Activities             $7,140   $15,346


                                              At 9/30/04   At 6/30/04
                                             ------------ ------------
Current assets                                  $600,745     $538,474
Total assets                                   1,031,556      978,170
Current liabilities                              141,781       82,512
Total liabilities                                560,944      498,370
Shareholders' equity                             470,612      479,800
Working capital                                  458,964      455,962
Total debt                                       379,381      382,199
Total debt, net of Cash                          325,004      333,239

(1) The three months ended September 30, 2004 include $5,958 in inventory write-downs and $199 in inventory step-up charges. The three months ended September 30, 2003 include $619 in inventory step-up charges.

(2) The three months ended September 30, 2003 include $(1,531) in net gains related to the sale of fixed assets.

(3) The three months ended September 30, 2004 include asset impairment charges of $6,939, severance charges of $11,497, and other fees of $4,364 related to the restructuring of the company. Also included in these charges are fees of $3,742 related to the company's recapitalization.

               Items included in GAAP Earnings per share

                                                             $ per
                                                            diluted
                                                $000 (1)    share (2)
                                             ------------ ------------

--------------------------------------------
Q1 Fiscal 2005
--------------------------------------------

Reported Net (Loss) Income (GAAP)               $(12,849)      $(0.78)

Included in Net Income
--------------------------------------------
Recapitalization charges                           2,320         0.14

Restructuring charges:
    Fixed Asset impairment charges                 4,302         0.26
    Inventory write-downs                          3,694         0.22
    Severance charges                              7,128         0.43
    Other                                          2,706         0.16
                                             ------------ ------------
    Sub-total                                     17,830         1.08

Inventory step-up                                    123        $0.01
                                             ------------ ------------

Adjusted Net Income excluding above items         $7,424        $0.45

--------------------------------------------
Q1 Fiscal 2004
--------------------------------------------

Net Income (GAAP)                                 $9,848        $0.60

Included in Net Income
--------------------------------------------
Inventory step-up                                    396        $0.02
Net gain on sale of Fixed Assets                    (972)      ($0.06)
                                             ------------ ------------

Adjusted Net Income excluding above items         $9,272        $0.57

(1) Numbers are reported after tax. The tax rate for the quarter was revised from 38.6% to 38.0% due to a change in the deductibility of some restructuring charges.

(2) The weighted average number of shares outstanding is 16,455 for the calculation of basic and diluted EPS due to the net loss in the quarter. The weighted average number of shares outstanding is 16,455 for the calculation of basic EPS and 16,629 for the calculation of diluted EPS for the non-GAAP net income in the quarter.

    Cautionary Statement Regarding Forward-Looking Statements

    This announcement and other information provided from time to time by the company contain historical information as well as forward-looking statements about the company, the premium wine industry and general business and economic conditions. Such forward-looking statements include, for example, the anticipated approval by the company's shareholders of the company's proposed plan of merger with Constellation Brands, other statements regarding the announced merger plan, the estimate of proceeds from the sale of assets, projections or predictions about the company's future earnings, interest and tax rates, financial returns, consumer demand for its wines, including new brands and brand extensions, margin trends, anticipated future investment in vineyards and other capital projects, the premium wine grape market and the premium wine industry generally. Actual results may differ materially from the company's present expectations. Among other things, a soft economy, a downturn in the travel and entertainment sector, risk associated with continued conflict in the Middle East, reduced consumer spending, or changes in consumer preferences could reduce demand for the company's wines. Similarly, increased competition or changes in tourism to our California properties could affect the company's volume and revenue growth outlook. The supply and price of grapes, the company's most important raw material, is beyond the company's control. A shortage of grapes might constrict the supply of wine available for sale and cause higher grape costs that put more pressure on gross profit margins. A surplus of grapes might allow for greater sales and lower grape costs, but it might also result in more competition and pressure on selling prices or marketing spending. Interest rates and other business and economic conditions could increase significantly the cost and risks of projected capital spending. There are also significant risks associated with the plan of merger announced November 3, 2004. The announcement of the merger may impair management's ability to focus on other needed areas of business execution. There is no assurance that the company will successfully complete the merger within the expected timeframe or at all and failure to complete the merger could adversely affect the company's stock price. If the company fails to complete the merger, it may be required to pay Constellation a termination fee and the company will not realize any benefits from the expenses it has incurred in preparation for the merger. In addition, certain officers and directors of the company have conflicts of interest that may have influenced them to support the plan of merger with Constellation. For additional cautionary statements identifying important factors that could cause actual results to differ materially from such forward-looking information, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and to the risk factors below. For these and other reasons, no forward-looking statement by the company can nor should be taken as a guarantee of what will happen in the future.

    Important Information For Investors And Shareholders

    In connection with the proposed merger, The Robert Mondavi Corporation will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. INVESTORS AND SHAREHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY THROUGH THE SEC WEB SITE AT WWW.SEC.GOV. THE PROXY STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY DIRECTING A REQUEST TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT AT 841 LATOUR COURT, NAPA, CA 94558; TELEPHONE (707) 251-4850; E-MAIL MOND@ROBERTMONDAVI.COM.

    The company, Constellation Brands, Inc. and their respective directors, executive officers, certain members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the company's shareholders and their interests in the solicitation will be set forth in the proxy statement when it is filed with the SEC.

    CONTACT: The Robert Mondavi Corporation
             Robert Philipps, 707-251-4850
             VP, Treasury & Investor Relations
             Hilary Martin, 707-251-4487
             VP Corporate Communications